                                                                   EXHIBIT 99.1

                          LIBERTY MEDIA CORPORATION

FOR IMMEDIATE RELEASE
August 14, 2003

Important Notice: Liberty Media Corporation ("Liberty") (NYSE: L, LMC.B) President and CEO, Robert Bennett, will discuss Liberty's supplemental financial information and guidance in a conference call which will begin at 5:00 p.m. (ET) today. The call can be accessed by dialing (913) 981-4900 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 8:00 p.m. (ET) on August 14, 2003 through 5:00 p.m (ET) August 21, 2003, by dialing (719) 457-0820 plus the pass code 556459#. The call will also be broadcast live across the internet. To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm. Links to the press release will also be available on the Liberty Media web site.

              LIBERTY MEDIA CORPORATION PROVIDES SECOND QUARTER
            SUPPLEMENTAL FINANCIAL INFORMATION AND 2003 GUIDANCE

Englewood, Colorado - On August 13, 2003, Liberty filed its Form 10-Q with the Securities and Exchange Commission for the quarter ended June 30, 2003. The following release is being provided to supplement the information provided to investors in Liberty's Form 10-Q as filed with the SEC. This information is not meant to serve as a release of financial results for Liberty. For information regarding Liberty's financial results, investors should refer to Liberty's financial statements included in its Form 10-Q.

Liberty owns interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses. Liberty and its affiliated companies operate in the United States, Europe, South America and Asia with some of the world's most recognized and respected brands.

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of financial information for certain of Liberty's privately held assets including:

- Starz Encore Group LLC ("SEG"), a consolidated, wholly-owned subsidiary of Liberty;

- QVC, Inc., an equity affiliate of Liberty in which we have agreed to purchase Comcast Corporation's ownership interest;

- Discovery Communications, Inc. ("DCI" or "Discovery"); Jupiter Telecommunications Co., Ltd. ("J-COM"); and Jupiter Programming Co., Ltd. ("JPC"), each a privately held equity affiliate of Liberty.

The following tables and comments compare financial information for the three months ended June 30, 2003 to the same period for 2002. Operating expense, as defined by Liberty and used in the following tables, consists of operating, selling, general and administrative expenses and excludes depreciation, amortization, stock compensation and certain non-cash charges taken into account in determining operating income. Operating cash flow, as defined by Liberty and used in the following tables, represents revenue less operating expense. Please see Schedule 1 for reconciliations of the appropriate periods in 2003 and 2002 of operating cash flow to operating income for each identified entity. Liberty management utilizes revenue and operating cash flow, as defined by Liberty, for purposes of making decisions about allocating resources to Liberty's subsidiaries and affiliates and assessing their performance. Liberty believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, may be useful in that they provide the reader with the same information used by management. Operating cash flow should not be considered a replacement for operating income, net income, cash flows or any other measure of performance or liquidity under GAAP. See page 16 for a discussion of recent SEC rules and guidance regarding non-GAAP measures and actions taken by Liberty to comply with those rules and guidance.

NOTE: The selected financial information presented for each of the equity affiliates listed above was obtained directly from those affiliates. Liberty does not control the decision-making processes or business management practices of its equity affiliates. Accordingly, Liberty is reliant on the management of these affiliates and their independent accountants to provide accurate financial information prepared in accordance with generally accepted accounting principles that Liberty uses in the application of the equity method. As a result, Liberty makes no representations as to whether such information presented on a stand-alone basis has been prepared in accordance with GAAP. Liberty is not aware, however, of any errors in or possible misstatements of the financial information provided to it by its equity affiliates that would have a material effect on Liberty's consolidated financial statements. Further, Liberty could not, among other things, cause any noncontrolled affiliate to distribute to Liberty its proportionate share of the revenue or operating cash flow of such affiliate.

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STARZ ENCORE GROUP LLC

Liberty owned 100% of SEG at June 30, 2003. The principal services of SEG are the STARZ!, Encore and Thematic Multiplex premium movie services.

                                         STARZ ENCORE GROUP LLC
                                     Summary Financial Information

                                         Q2 03            Q2 02
                                        ------            -----
                                         (amounts in millions)
Revenue                                 $225              237
Operating Expense                        135              162
                                        ------            -----
  OPERATING CASH FLOW                   $ 90               75
                                        ------            -----
                                        ------            -----
OPERATING INCOME                        $ 52               56
                                        ------            -----
                                        ------            -----
OUTSTANDING DEBT                        $ 369             420
                                        ------            -----
                                        ------            -----
TOTAL SUBSCRIPTION UNITS                 142.4            125.6
                                        ------            -----
                                        ------            -----

As is more fully described in Liberty's Form 10-Q, following the business combination involving AT&T Broadband, Comcast Holdings and Comcast Corporation, Comcast Corporation caused AT&T Broadband to stop making payments under AT&T Broadband's affiliation agreement with SEG and instead to begin making lower payments pursuant to Comcast Holdings' agreement with SEG.
 SEG is vigorously contesting Comcast Corporation's claims, vigorously prosecuting its own claims and believes that it will succeed in obtaining a judgment against Comcast Corporation. However, because both actions are at an early stage, it is not possible to predict with a high degree of certainty the outcome of either action, and there can be no assurance that those actions will ultimately be resolved in favor of SEG. As a result, pursuant to SEC Staff Accounting Bulletin No. 101, SEG did not recognize $24 million of revenue, representing the difference between the rates prescribed in the AT&T Broadband affiliation agreement and the amounts paid by Comcast for the three months ended June 30, 2003.

- SEG revenue decreased by 5% and operating expense decreased by 17%. Operating cash flow increased by 20%.

-    The decrease in revenue was primarily due to the Comcast dispute.  The
     $24 million of unrecognized revenue associated with the AT&T agreement was offset by $12 million of additional revenue from other distributors. Total subscription units increased by 13% due to a 19% increase in Thematic Multiplex units and a 4% increase in Encore units partially offset by a 5% decrease in STARZ! units.

- While SEG experienced growth in Encore and Thematic Multiplex units as compared to the prior year, Starz and Encore units have declined since March 31, 2003. The sequential decline is due in part to the dispute with Comcast described above, as well as the impact of promotional efforts on the part of certain satellite direct-to-home distributors and cable operators to sell other premium movie services to their customers instead of SEG's services. SEG is negotiating with these multichannel television distributors to obtain more favorable channel packaging and to increase promotional efforts. However, no assurance can be given that these negotiations will be successful.

- The decrease in operating expense was primarily due to decreases in affiliate marketing support and national branding activity due to the reduced number of co-operative promotions by certain multichannel distributors discussed above. Bad debt expense also decreased resulting from the $10 million reserve recorded in the second quarter of 2002 related to the bankruptcy filing of Adelphia Communications Corporation. These decreases were partially offset by an increase in programming license fees resulting from an increase in the number of exhibitions of output product relative to less expensive library product.

- SEG reduced its outstanding bank debt by $51 million compared to June 30, 2002.

STARZ ENCORE - FY '03 GUIDANCE ADJUSTED DOWNWARD

The following estimates assume primarily, among other factors, that we continue to recognize revenue at rates applicable under the Comcast Holding's affiliation agreement and that we continue to experience growth in total subscription units with a product mix that is consistent with that experienced during the first half of 2003.

For full year 2003 versus 2002, SEG operating results are expected to decrease as follows:

- Revenue, operating cash flow and operating income to decrease by mid single digits %.

DISCOVERY COMMUNICATIONS, INC.

Liberty owned 50% of DCI as of June 30, 2003. The results below give effect to certain year-end audit adjustments affecting second quarter of 2002.

                                       DISCOVERY COMMUNICATIONS, INC.
                                       Summary Financial Information

                                        Q2 03                  Q2 02
                                       ------                  -----
                                           (amounts in millions)
REVENUE:
  Discovery Networks U.S.              $  352                    281
  Discovery Networks International         99                     89
  International Ventures                   14                     14
  Consumer Products & Other*               25                     33
                                       ------                  -----
    TOTAL REVENUE                         490                    417

OPERATING EXPENSE:
  Discovery Networks U.S.                 210                    173
  Discovery Networks International         79                     77
  International Ventures                   18                     25
  Consumer Products & Other*               42                     53
                                       ------                  -----
    TOTAL OPERATING EXPENSE               349                    328

OPERATING CASH FLOW (DEFICIT):
  Discovery Networks U.S.                 142                    108
  Discovery Networks International         20                     12
  International Ventures                   (4)                   (11)
  Consumer Products & Other*              (17)                   (20)
                                       ------                  -----
    TOTAL OPERATING CASH FLOW          $  141                     89
                                       ------                  -----
                                       ------                  -----
OPERATING INCOME                       $   96                     37
                                       ------                  -----
                                       ------                  -----
OUTSTANDING DEBT                       $2,510                  2,241
                                       ------                  -----
                                       ------                  -----

* INCLUDES ALL INTERCOMPANY ELIMINATIONS.

During the second quarter, U.S. advertising sales showed strong performance compared to the challenging marketplace of a year earlier. DCI is also beginning to see solid ratings improvement for Discovery Channel, U.S. as a result of programming investment and a strong new schedule. Total DCI operating cash flow increased 58%, driven by an increase in gross advertising revenue of 22% and an increase in gross affiliate revenue of 16%. Total revenue and operating expenses increased 18% and 6%, respectively. DCI's affiliated networks now reach more than 962 million cumulative worldwide subscribers.

DCI - DISCOVERY NETWORKS U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, The Health Network, Discovery Kids Channel, BBC-America Representation, The Science Channel, Discovery Times Channel, Discovery Home & Leisure Channel, Discovery Wings Channel, Discovery en Espanol, Discovery HD Theater and online initiatives.

- Domestic Networks now reach approximately 540 million cumulative subscribing households. Domestic Networks revenue increased by 25% due to increases in both affiliate and advertising revenue. Operating expenses increased 21% due to increases in programming, marketing and sales related expenses. Operating cash flow increased by 31% to $142 million.

- Net advertising revenue increased 24% due to growth in the overall advertising market and a 3% increase in prime time audience delivery.

- Net affiliate revenue increased 26% as aggregate subscribers increased by 12%. Net affiliate revenue grew at a faster rate than subscription units primarily due to an increase in paying subs and higher rates as compared to the prior quarter. These revenues were net of launch support amortization and other items of $36 million and $34 million for the quarters ended June 30, 2003 and 2002, respectively. Excluding the effects of launch support amortization, gross affiliate revenues increased 21% for the quarter.

- Operating expenses increased 21% due to increases in programming, marketing and sales related expenses. The increase in programming and marketing expenses was due to an increased level of investment to support ratings growth. Sales related expenses increased due to the favorable advertising sales trends.

DCI - DISCOVERY NETWORKS INTERNATIONAL: Discovery Channels in Europe, Latin America, Asia, India, Germany, Italy/Africa and Kids-Latin America, Travel & Adventure-Latin America, Health-Latin America, Discovery Home & Leisure UK, Showcase Europe, Travel & Adventure Asia, Animal Planet-United Kingdom and Health Channel-United Kingdom.

- International Networks now reach over 295 million cumulative subscribing households. International Networks revenue increased by 11% due to increases in both affiliate and advertising revenue. Operating expenses increased 3% and operating cash flow increased by 67% to $20 million.

- Net advertising revenue increased 16% driven by positive developments in advertising sales and subscriber growth in all International regions, with Latin America and Asia showing improvements.

- Net affiliate revenue increased by 10% as aggregate subscribers increased by 38%. Subscription units grew at a faster rate than revenue primarily due to a disproportionate increase in subscribers of recently launched networks and certain networks in Asia where the majority are currently in a free contract period or have lower subscription fee rates than other International channels.

DCI - INTERNATIONAL VENTURES: Consolidated BBC/DCI Joint Venture Networks (Animal Planet networks in Europe, Asia, Latin America, People + Arts Latin America and Spain).

- International Ventures revenue remained unchanged for the quarter. The operating cash flow deficit improved by 64%, from $11 million to $4 million. International Ventures now reach over 127 million cumulative subscribing households.

DCI - CONSUMER PRODUCTS: The principal components of Discovery Consumer Products include a proprietary retail business comprised of a nationwide chain of 143 Discovery Channel stores, mail-order catalogs, an on-line shopping site, a global licensing and strategic partnerships business, and a supplementary education business reaching over 35 million students and 80,000 classrooms in the U.S.

- Operating cash flow deficit improved by $3 million or 15% primarily due to an increase in gross margin resulting from sales of the newly introduced higher margin products, combined with reductions in store operating costs and other overhead.

DCI - OUTSTANDING DEBT: DCI's outstanding debt (including capital leases, letters of credit, and other notes payable) increased by $269 million compared to June 30, 2002. The increase was primarily due to additional borrowings for the funding of start-up businesses as well as payments relating to the acquisition of the Health Network.

DCI - FY '03 GUIDANCE ADJUSTED UPWARD

The following estimates assume primarily, among other factors, continuation of the positive trend in the domestic advertising sales market, stabilization of certain Latin American economies, continued growth in international distribution and continued economic uncertainty in the national retail environment.

For full year 2003 versus 2002, DCI operating results are expected to increase as follows:

DCI consolidated :
-    Revenue by mid teens %;  Operating cash flow by mid 20s %.

-    Operating income by approximately 50%.

Discovery Networks U.S.:
-    Revenue by mid to high teens %;  Operating cash flow by approximately 10 %.

Discovery Networks International:
- Revenue by mid to high single digits %; Operating cash flow by mid to high 20s %.


Notes:

BBC/DCI JOINT VENTURES - CONSOLIDATED:
The equity in the assets of the British Broadcasting Corporation/DCI joint ventures are predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates. Where DCI exercises control of BBC/DCI joint ventures, DCI consolidates financial results into International Ventures. Until such assets reach breakeven, 100% of the economic interests are consolidated. After DCI has fully recouped prior investment, the economic interests will match the equity interests and will be accounted for under the equity method.

BBC/DCI JOINT VENTURES - EQUITY AFFILIATES:
DCI accounts for its interests in remaining joint ventures, including interests in Discovery Channel Canada, Discovery Channel Japan, Animal Planet Canada, Animal Planet Japan, and Joint Venture Programming, as equity method investments. The operating results of these entities are not reflected in the results presented above.

OTHER JOINT VENTURES: DISCOVERY TIMES CHANNEL, DISCOVERY HEALTH CHANNEL, ANIMAL PLANET (US) - CONSOLIDATED
DCI owns a 50% interest in Discovery Times Channel, a 72% interest in The Health Channel and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and therefore DCI consolidates the revenues and operating expenses of the ventures as part of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners. Upon expiration of these rights, the economic interests will approximate the equity interests.

QVC, INC.

Liberty owned approximately 42% of QVC as of June 30, 2003. As described later, effective June 30, 2003, Liberty and Comcast reached an agreement pursuant to which Liberty will acquire Comcast's 56% ownership stake in QVC, Inc. for $7.9 billion. If this transaction is consummated as currently contemplated, Liberty will own approximately 98% of QVC's outstanding shares and QVC will become a consolidated subsidiary of Liberty.

                                             QVC, INC.
                                    Summary Financial Information

                                      Q2 03               Q2 02
                                      ------              -----
                                         amounts in millions
REVENUE:
  Domestic                            $  862                844
  International                          239                146
                                      ------              -----
    TOTAL REVENUE                      1,101                990

OPERATING EXPENSE:
  Domestic                               666                652
  International                          216                144
                                      ------              -----
    TOTAL OPERATING EXPENSE              882                796

OPERATING CASH FLOW (DEFICIT):
  Domestic                               196                192
  International                           23                  2
                                      ------              -----
    TOTAL OPERATING CASH FLOW         $  219                194
                                      ------              -----
                                      ------              -----
OPERATING INCOME                      $  185                165
                                      ------              -----
                                      ------              -----
OUTSTANDING DEBT                      $   -                 185
                                      ------              -----
                                      ------              -----

- QVC's revenue and operating cash flow increased by 11% and 13%, respectively.

-    QVC's domestic revenue and operating cash flow increased 2%.  Although the Company shipped 5.4% more units than the prior year, the average
     selling price declined 2.7% from $43.07 to $41.90.   A minor decline in the
     gross margin of the domestic operations was offset by greater cost control to maintain its operating cash flow margin at 22.7%.

- QVC's international operations experienced positive results for the quarter due to a combination of strong subscriber growth and a weakening U.S. dollar. Revenue from international operations increased 64% due to strong performances from each of the international divisions. Excluding the effect of exchange rates, QVC's international revenue growth was 43%. Fueled by the increase in sales and higher gross margin, the operating cash flow of the international operations increased from $2 million to $23 million.

- QVC paid off substantially all of its outstanding debt as of the end of the first quarter of 2003. At June 30, 2003, QVC's operations had generated a cash and cash equivalents balance of $508 million.

QVC - FY '03 GUIDANCE REMAINS UNCHANGED
The following estimates assume primarily, among other factors, that the product mix remains consistent with that experienced in the first half of 2003, continued international growth and a stronger domestic economic environment for the second half of 2003 compared to last year.

For full year 2003 versus 2002, QVC operating results are expected to increase as follows:

- Revenue by high single digits %; Operating cash flow by low double digits %.

-    Operating income by low double digits %.

JAPANESE BUSINESSES

Liberty owned 45% of J-COM and 50% of JPC at June 30, 2003. The following tables reflect each of J-COM's and JPC's consolidated results which are reported in Japanese Yen and are translated into U.S. Dollars at a convenience exchange rate of 119.72 (exchange rate at June 30, 2003). The foreign currency exchange rate utilized in GAAP reporting was 118.99.

JUPITER TELECOMMUNICATIONS CO., LTD.

                                    JUPITER TELECOMMUNICATIONS CO., LTD.
                                       Summary Financial Information

                                       Q2 03                   Q2 02
                                 -------   -----         -------   -----
                                           (amounts in millions)
                                   Yen     US $            Yen      US $
Revenue                          34,958      292          27,574     230
Operating Expense                23,088      193          21,526     180
                                 -------   -----         -------   -----
  OPERATING CASH FLOW            11,870       99           6,048      50
                                 -------   -----         -------   -----
                                 -------   -----         -------   -----
OPERATING INCOME (LOSS)           3,287       27          (1,601)    (13)
                                 -------   -----         -------   -----
                                 -------   -----         -------   -----
OUTSTANDING DEBT (1)             261,719   2,186         281,202   2,349


MANAGED SUBSCRIBER DATA (000S):
Cable                                      1,454                   1,320
High Speed Data                              561                     420
Telephony                                    446                     250
Homes Receiving Service (2)                1,654                   1,453

(1) INCLUDES SHAREHOLDER DEBT OF Y150 BILLION AND Y69 BILLION ($1,251 MILLION AND $580 MILLION), RESPECTIVELY, AT JUNE 2003 AND 2002.

(2) REPRESENTS THE NUMBER OF HOUSEHOLDS SUBSCRIBING TO AT LEAST ONE J-COM BROADBAND SERVICE.


J-COM: J-COM is Japan's largest multiple system operator (MSO) based on the number of customers served. J-COM and its subsidiaries provide cable television, high-speed Internet access and telephony services in Japan. Managed subscriber data includes all consolidated subsidiaries as well as equity affiliates that are managed by J-COM.

- Revenue increased 27% due to increased distribution in all three services and substantial growth in Internet and telephony revenue. Managed cable subscribers increased 10%, Internet services subscribers increased 34% and telephony subscribers increased 78%. Average monthly revenue per household receiving at least one service ("ARPH") increased 10% to Y6,684 or $56.

- Operating cash flow at J-COM increased 96% due to the revenue increases combined with margin improvements associated with increased scale.

- J-COM served approximately 1.65 million homes at June 30, 2003, an increase of 14%, and services per household (total revenue generating units divided by total households served) rose from 1.37 to 1.49. Penetration of homes taking at least one service increased from 25% to over 28%.

- Approximately 38% of J-COM's customers subscribed to more than one service at June 30, 2003, which translated into approximately 626,000 homes with multiple services. The triple play service option (taking all three services available) made strong headway with 11% of J-COM's homes subscribing to all three services at June 30, 2003.

J-COM - FY '03 GUIDANCE ADJUSTED UPWARD
The following estimates assume continued subscriber growth, a product mix that is consistent with that experienced during the first half of 2003 and continued cost control efforts, including programming costs.

For full year 2003 versus 2002, J-COM operating results are expected to increase as follows:

-    Revenue by mid to high teens %; Operating cash flow by 70 - 75%.

- Operating income from an operating loss of Y4 billion ($34 million) in 2002 to operating income of Y8-10 billion ($68-85 million) in 2003.

JUPITER PROGRAMMING CO., LTD.

                                       JUPITER PROGRAMMING CO., LTD.
                                       Summary Financial Information

                                       Q2 03                   Q2 02
                                 -------   -----         -------   -----
                                           (amounts in millions)
                                   Yen     US $            Yen      US $
Revenue                           11,970     100           8,610      72
Operating Expense                 10,446      87           7,428      62
                                 -------   -----         -------   -----
  OPERATING CASH FLOW              1,524      13           1,182      10
                                 -------   -----         -------   -----
                                 -------   -----         -------   -----
OPERATING INCOME                   1,228      10             904       8
                                 -------   -----         -------   -----
                                 -------   -----         -------   -----
OUTSTANDING DEBT                   6,668      56           7,166      60

CUMULATIVE SUBSCRIBERS (000S) (1)         37,230                  32,134

(1) INCLUDES SUBSCRIBERS AT ALL CONSOLIDATED AND EQUITY OWNED JPC CHANNELS. SHOP CHANNEL SUBSCRIBERS ARE STATED ON A FULL-TIME EQUIVALENT BASIS.

JPC: JPC is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. JPC currently owns, operates or invests in 14 channels.

- JPC's revenue increased 39% largely due to the increase in retail sales at Shop Channel and in subscription and advertising revenues at the other channels. Shop Channel was by far the largest contributor generating an additional $23 million in revenue versus the comparable period in 2002. This increase was driven by a 23% increase in full-time equivalent ("FTE") homes at quarter end and an increase in sales per FTE home of 15%. Subscribers at other channels grew by 17% at CSN, 18% at Golf Network and 21% at J-Sky Sports.

- JPC's operating cash flow increased 29% due to the revenue increases, partially offset by increased cost of goods sold, fulfillment, telemarketing, programming and general and administrative expenses.

JPC - FY '03 GUIDANCE ADJUSTED UPWARD
The following estimates assume continued subscriber growth across all programming services, increases in sales per home at Shop Channel and gross margins that are consistent with historical margins.

For full year 2003 versus 2002, JPC operating results are expected to increase as follows:

-    Revenue by approximately 30%;  Operating cash flow by high 20s %.

-    Operating income by low 20s %.

SUMMARY OF CASH AND LONG-TERM DEBT

A summary of Liberty's cash and long-term debt as of June 30, 2003 and March 31, 2003 is as follows:

                                                   06/30/03            03/31/03
                                                   --------            --------
                                                       (amounts in millions)
CASH AND CASH RELATED INVESTMENTS:
  Liberty Corporate Cash                           $  3,287               3,241
  Corporate Short-term Investments                      199                 124
  Corporate Long-term Marketable Securities (1)       1,166                 347
                                                   --------            --------
    TOTAL CORPORATE CASH AND LIQUID INVESTMENTS       4,652               3,712
  Cash and Liquid Investments of Subsidiaries (2)       275                 251
                                                   --------            --------
    TOTAL CASH AND LIQUID INVESTMENTS                 4,927               3,963

LESS:  SHORT AND LONG-TERM SECURITIES                (1,398)               (501)
                                                   --------            --------
  CONSOLIDATED CASH BALANCE (GAAP)                 $  3,529               3,462
                                                   --------            --------
                                                   --------            --------

DEBT:
  Senior Notes and Debentures (3)                  $  3,488               2,488
  Senior Exchangeable Debentures (4)                  4,796               4,546
  Bank Debt                                             250                 300
                                                   --------            --------
    TOTAL CORPORATE DEBT                              8,534               7,334
  Debt of Subsidiaries                                1,178               1,318
                                                   --------            --------
    TOTAL CORPORATE AND SUBSIDIARY DEBT               9,712               8,652

LESS:  UNAMORTIZED DISCOUNT ATTRIBUTABLE
  TO CALL OPTION OBLIGATION                          (2,576)             (2,537)
      UNAMORTIZED DISCOUNT                              (22)                (18)
                                                   --------            --------
  CONSOLIDATED DEBT BALANCE (GAAP)                 $   7,114              6,097
                                                   --------            --------
                                                   --------            --------

(1) REPRESENTS LONG-TERM LIQUID CASH EQUIVALENTS WHICH ARE INCLUDED IN INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES AND OTHER COST INVESTMENTS IN LIBERTY'S CONSOLIDATED BALANCE SHEET.

(2) INCLUDES $15 MILLION AND $15 MILLION OF SHORT-TERM AND $18 MILLION AND $15 MILLION OF LONG-TERM SECURITIES HELD BY SUBSIDIARIES AT JUNE 30, 2003 AND MARCH 31, 2003, RESPECTIVELY.

(3) REPRESENTS FACE AMOUNT OF SENIOR NOTES AND DEBENTURES WITH NO REDUCTION FOR THE UNAMORTIZED DISCOUNT.

(4) REPRESENTS FACE AMOUNT OF SENIOR EXCHANGEABLE DEBENTURES, WITH NO REDUCTION FOR THE UNAMORTIZED DISCOUNT ATTRIBUTABLE TO THE EMBEDDED CALL OPTION OBLIGATION.

The above presentation is provided to separately identify parent-only cash and liquid investments and debt information from our consolidated cash and debt balances.

Liberty's Total Corporate Cash and Liquid Investments increased by $940 million to $4.7 billion and Total Corporate Debt increased by $1.2 billion to $8.5 billion compared to March 31, 2003. The increase in corporate cash was primarily due to proceeds from the issuance of $1.0 billion of 5.7% senior notes and the issuance of $250 million of senior exchangeable debentures that are exchangeable into shares of AOL Time Warner, Inc. common stock pursuant to the exercise of the underwriters over allotment option. The increase in corporate cash was also attributable to proceeds from the settlement of News Corporation collars and the sale of shares of News Corporation common stock. Cash proceeds were partially offset by the exercise of approximately $1.1 billion of preemptive rights related to InterActiveCorp (f.k.a. USA Interactive, Inc.).

SUMMARY OF LIBERTY'S OWNERSHIP OF SIGNIFICANT PUBLIC ASSETS

                                    SHARES HELD    SHARE PRICE
TICKER SYMBOL                        6/30/03(1)      8/13/03      MARKET VALUE
-------------                       -----------    -----------    ------------
  NWS.A                                223.9          $27.60        $6,178.5
  IACI                                 136.6           34.73         4,744.1
  AOL (2)                              171.2           15.37         2,631.1
  UCOMA                                305.0            6.10         1,860.5
  PCS (3)                              184.2            5.35           985.5
  VIA.B (4)                             15.2           42.42           644.0
  MOT (5)                               68.3            9.27           633.1
  V (6)                                 37.4           17.26           645.5
  CD                                    26.4           17.25           455.4
  IDT                                   10.3           17.48           180.0
  LSTTA / LSTTB (7)                     42.5            2.25            95.6
  OPTV                                  32.8            2.14            70.2
  Other                                                                223.0
AMOUNTS IN MILLIONS, EXCEPT SHARE PRICES.

(1) Represents common share equivalents, assuming all applicable conversions and exchanges, unless otherwise noted.

(2) Includes 100.5 million shares underlying Liberty's 0.75% Senior
    Exchangeable Debentures due 2023, which have an     initial exchange price
    of $17.42 per AOL share and may be tendered by the holder on March 30, 2008, March 30, 2013 or March 30, 2018.

(3) Excludes 12.6 million warrants exercisable at $12.01 per share that expire November 13, 2003 and preferred convertible shares (face amount $123 million) that convert into 8.0 million common shares. Includes 19.9 million shares underlying Liberty's 4% Senior Exchangeable Debentures due 2029, which have an initial exchange price of $43.58 per Sprint PCS Group share. Includes 13.6 million shares underlying Liberty's 3.75% Senior Exchangeable Debentures due 2030, which have an initial exchange price of $59.61 per Sprint PCS Group share.

(4) Includes 14.3 million shares underlying Liberty's 3.25% Senior Exchangeable Debentures due 2031, which have an initial exchange price of $53.86 per VIA.B share.

(5) Includes 22.1 million shares underlying Liberty's 3.5% Senior
    Exchangeable Debentures due 2031, which have an initial exchange price of $27.16 per Motorola share. Excludes 8.0 million shares pledged as collateral against an 8.0 million share Motorola short position.

(6) Liberty owns 37.4 million ordinary shares of Vivendi Universal S.A. which is the equivalent of 37.4 million ADS's.

(7) Excludes $150 million face amount of nonconvertible preferred stock of Liberty Satellite & Technology, Inc. and $150 million face amount of convertible preferred stock, convertible at a price of $88.40.

SUMMARY OF LIBERTY'S EQUITY DERIVATIVES

The following table includes cashless collars, put spread collars and narrow band collars. Effective December 31, 2002, none of these instruments are considered hedges for GAAP reporting purposes.

                                          NUMBER OF
                                          UNDERLYING     WTD. AVG.    WTD. AVG.    WTD. AVG.     WTD. AVG.
                                            SHARES       LOWER PUT/    FLOOR/      CEILING/      AVG. YRS.
SECURITY          HEDGING INSTRUMENT       6/30/03       SHARE (2)     SHARE        SHARE       TO MATURITY
--------          ------------------      ----------     ----------   ---------    ---------    -----------
   AOL            EQUITY COLLARS            36,100           N/A        $  47        $  96          2.1
   AOL            PUT OPTION (1)            36,100           $40          N/A          N/A          2.1
   AOL            PUT SPREAD (2)            21,538            28           49          118          1.7
                                           -------          ----        -----        -----
Total AOL                                   57,638            36           48          104
NWS.A             PUT OPTION                 6,916            20          N/A          N/A          2.3
PCS               EQUITY COLLARS            139,421          N/A           24           40          5.5
MOT               EQUITY COLLARS             43,886          N/A           27           55          0.9
CD                EQUITY COLLARS             25,123          N/A           19           33          2.1
VIA.B             EQUITY COLLARS                928          N/A           47           92         11.9
PCLN              EQUITY COLLARS                521          N/A          223          549          2.1
SHARE AMOUNTS ARE STATED IN THOUSANDS

(1) Represents AOL puts that were sold during the first quarter of 2002 with an exercise price of approximately $40 per share.

(2) Put spread collars provide the counterparty with a put option that gives it the right to require Liberty to purchase the underlying securities at a price that is lower than Liberty's put price. The inclusion of the secondary put option allows Liberty to secure a higher call option price while maintaining net zero cost to enter into the collar.

OUTSTANDING SHARES

At June 30, 2003, there were approximately 2.685 billion outstanding shares of L and LMC.B and 77 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At June 30, 2003, approximately 74% of the options to purchase L and LMC.B shares had a strike price that was higher than the closing stock price. Exercise of these options, as well as all other warrants and options to purchase L and LMC.B shares, would result in aggregate proceeds of approximately $902 million.

OTHER EVENTS:

LIBERTY TO ACQUIRE QVC, INC.

Effective June 30, 2003, Liberty and Comcast reached an agreement pursuant to which Liberty will acquire Comcast's 56% ownership stake in QVC, Inc. for $7.9 billion. This agreement supercedes the buy-sell process initiated by Liberty earlier this year under the QVC stockholders' agreement between Liberty and Comcast. On July 11, 2003, Liberty gave notice to Comcast that consideration for Liberty's acquisition will be in the form of approximately 218 million shares of its Series A common stock (valued at $11.71 per share) representing 7.5% of the shares of Liberty common stock outstanding (after giving effect to that issuance). The remainder of the purchase price will be paid in the form of a three-year note bearing interest at LIBOR plus 1.5%. The values of the shares and the note to be delivered to Comcast are approximately $2.6 billion and $5.3 billion, respectively.

If this transaction is consummated as currently contemplated, Liberty will own approximately 98% of QVC's outstanding shares and QVC will become a controlled subsidiary of Liberty. The remaining shares are held by members of the QVC management team. Liberty has received approval for this transaction from the Federal Trade Commission, however, the transaction remains subject to the receipt of other regulatory approvals and customary closing conditions. Liberty expects the transaction to close during the fourth quarter of this year.

TRUEPOSITION SIGNS MULTI-YEAR AGREEMENT WITH T-MOBILE

On July 23, 2003, T-Mobile USA, Inc. and TruePosition, Inc., a subsidiary of Liberty and a leading provider of location-based technologies, announced a multi-year agreement to provide TruePosition's enhanced 911 solution to the T-Mobile national wireless network. The T-Mobile USA agreement will bring TruePosition's E911 services to a significant number of wireless users in the United States.

T-Mobile will be deploying TruePosition's Finder(TM) technology as part of its commitment to meeting the Federal Communication Commission's (FCC) Enhanced 911 (E911) Phase II mandate. The FCC requires all wireless carriers to provide designated public safety agencies with location information for 911 calls. For carriers using network-based technologies, such as TruePosition's, the FCC E911 Phase II mandate calls for wireless carriers to provide accuracy data to 100 meters for 67 percent of calls and 300 meters for 95 percent of calls.

T-Mobile operates an all-digital, national wireless network based on the globally dominant GSM (Global System for Mobile Communications) technology. TruePosition's E911 solution will provide T-Mobile customers the ability to be located with greater accuracy in accordance with the FCC's E911 Phase II guidelines and will be available nationally based on local public safety agency's requests.

CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF LIBERTY MEDIA CORPORATION AND SUBSIDIARIES OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS: THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY MEDIA CORPORATION, INCLUDING THE MOST RECENTLY FILED FORM 10-Q OF LIBERTY MEDIA CORPORATION; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH WE OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION INDUSTRY; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO LIBERTY MEDIA CORPORATION'S PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. LIBERTY MEDIA CORPORATION EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY MEDIA CORPORATION'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact:  Mike Erickson  877-772-1518

NON-GAAP FINANCIAL MEASURES

The Securities and Exchange Commission ("SEC") recently issued new rules and guidance regarding the use by registrant's of non-GAAP financial measures. Under these new rules, a non-GAAP financial measure is defined generally as a numerical measure of a registrant's historical or future financial performance, financial position or cash flow that:

- excludes amounts, or are subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP; or

- includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

The new rules and guidance require, among other things, a quantitative reconciliation (to the extent available without unreasonable efforts in the case of forward-looking information) of the differences between the non-GAAP financial measure used with the most directly comparable GAAP financial measure. A statement of the reason why the registrant's management believes that presentation of the non-GAAP financial measure provides useful information to investors is required, as is a statement, if material, of any additional purposes for which the registrant's management uses the non-GAAP financial measure.

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held assets of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held asset's operating income. Liberty defines operating cash flow as revenue less "operating expense," which Liberty defines as operating, selling, general and administrative expenses. Operating expense, as defined by Liberty, excludes depreciation, amortization, stock compensation and certain non-cash charges taken into account with operating expense in computing operating income in accordance with GAAP.

Liberty's management uses revenue and operating cash flow as a measure of operating performance and for purposes of making decisions about allocating resources to its subsidiaries and affiliates, and believes the presentation of operating cash flow is helpful information for investors when presented in conjunction with operating income. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as Liberty's management considers in assessing the results of operations and performance of its assets.

The new rules on non-GAAP financial measures were released by the SEC in January 2003. We, in common with other registrants, are still in the process of interpreting the rules and monitoring developments and guidance by the SEC to ensure continued compliance. While we believe that the presentation in this press release complies with the new rules, we can give no assurance that we will be able to provide the same or comparable measures in future press releases or announcements.

LIBERTY MEDIA CORPORATION

SCHEDULE 1

The following table provides a reconciliation, for our largest consolidated subsidiary and certain of our large equity affiliates, of operating cash flow to operating income calculated in accordance with GAAP for the three month periods ended June 30, 2003 and 2002.

                                       SEG      DCI     QVC     J-COM     JPC
                                       ---      ---     ---     -----     ---
                                                (amounts in millions)
THREE MONTHS ENDED JUNE 30, 2003
OPERATING CASH FLOW                    $90      141     219        99      13
  Depreciation and amortization         17       31      34        72       3
  Stock compensation expense (1)        21       14       -         -       -
                                       ---      ---     ---       ---     ---
OPERATING INCOME                       $52       96     185        27      10
                                       ---      ---     ---       ---     ---
                                       ---      ---     ---       ---     ---

THREE MONTHS ENDED JUNE 30, 2002
OPERATING CASH FLOW                    $75       89     194        50      10
  Depreciation and amortization         17       28      29        63       2
  Stock compensation expense (1)         2       24       -         -       -
                                       ---      ---     ---       ---     ---
OPERATING INCOME (LOSS)                $56       37     165       (13)      8
                                       ---      ---     ---       ---     ---
                                       ---      ---     ---       ---     ---

(1) SEG AND DCI STOCK COMPENSATION EXPENSE REPRESENTS AMOUNTS PURSUANT TO PHANTOM STOCK APPRECIATION RIGHTS PLANS.